EXHIBIT 23.2
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Jimmy C. H. Cheung & Co
Certified Public Accountants
1607 Dominion Centre
43 Queen’s Road East
Wanchai, Hong Kong
Telephone (852) 2529-5500
Fax (852) 2865-1067

The Board of Directors
Elephant Talk Communications, Inc.
438 East Katella Avenue, Suite 217
Orange, California  92867

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Elephant Talk Communications, Inc. on Form S-8 dated November 8, 2006 of our report dated May 18, 2006 on Elephant Talk Communications, Inc. for the year ended December 31, 2005.

/s/ Jimmy C.H. Cheung & Co.
Jimmy C.H. Cheung & Co.
Certified Public Accountants

November 8, 2006